Exhibit 10.1
SIXTH AMENDMENT TO LEASE
This SIXTH AMENDMENT TO LEASE (this "Sixth Amendment") is made and entered into as of October 11, 2023, by and between 10900 WILSHIRE, L.L.C., a Delaware limited liability company ("Landlord"), and CHROMADEX, INC., a California corporation ("Tenant").
R E C I T A L S :
A.Landlord and Tenant are parties to that certain Lease, dated July 6, 2017 (the "Original Lease"), as amended by that certain First Amendment to Lease, dated February 7, 2018 (the "First Amendment"), that certain Second Amendment to Lease, dated June 30, 2018 (the "Second Amendment"), that certain Third Amendment to Lease, dated November 9, 2018 (the "Third Amendment"), that certain Fourth Amendment to Lease, dated December 20, 2018 (the "Fourth
Amendment"), and that certain Fifth Amendment to Lease, dated May 21, 2021 (the "Fifth Amendment") (collectively, the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord (i) that certain premises (the "Premises"), comprised of 10,178 rentable square feet and commonly known Suite 600, Suite 610 and Suite 650, located on the sixth (6th) floor of that certain office building located at 10900 Wilshire Boulevard, Los Angeles, California (the "Building"), as more particularly set forth in the Lease, and (ii) those certain storage spaces (collectively, the "Storage Space"), commonly known as PD-9 and Suite 350.
B.Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Sixth Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1.Defined Terms. Except as explicitly set forth in this Sixth Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.
2.Improvement Allowance as a Credit Toward Fixed Rent. Notwithstanding any provision to the contrary contained in the Lease, Landlord shall apply the entirety of the Improvement Allowance set forth in Section 5 of the Fifth Amendment (i.e., $356,230.00, comprised of $35.00 per rentable square foot of the Premises) as a credit toward Fixed Rent as follows (i) the entirety of the monthly Fixed Rent (i.e., $43,611.71 per month) during the eight (8) month period commencing on November 1, 2023 and continuing through and including June 30, 2024 and (ii) a portion of the monthly Fixed Rent attributable to July 2024 in the amount of $7,336.32.
3.Limitation on Liability; Tax Status of Beneficial Owner. The terms of Section 17.2, Section 26.3 and Section 26.21 of the Original Lease, Section 11 and Section 12 of the First Amendment, Section 3 and Section 4 of the Second Amendment, Section 12 and Section 13 of the Third Amendment, and Section 3 and Section 4 of the Fourth Amendment shall continue to apply to the Lease, as amended hereby, as if set forth herein in full.
4.No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sixth Amendment and that they know of no real estate broker or agent who is entitled to a commission in connection with this Sixth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent. The terms of this Section 4 shall survive the expiration or earlier termination of the Lease, as amended.
5.Green Lease Provisions.
5.1Green Leasing. Tenant acknowledges and agrees that Landlord is endeavoring to establish "green" practices and initiatives at the Real Property ("Landlord's Green Leasing Endeavors") in an effort to save energy, reduce costs, and achieve organizational sustainability goals, including by way of reducing emissions. Landlord acknowledges and agrees that, like wise, Tenant may endeavor to establish "green" practices and initiatives relating to Tenant's use and occupancy of the Premises ("Tenant's Green Leasing Endeavors" and together with Landlord's Green Leasing Endeavors, collectively, the "Green Leasing Endeavors"). Each of Landlord and Tenant agree to reasonably cooperate with the other party in connection with the requesting party's applicable Green Leasing Endeavors. Notwithstanding anything to the contrary, no cooperation by Landlord pursuant to this Section 5.1 shall (i) require Landlord to perform any alteration, installation or addition, (ii) require Landlord to incur any cost, expense or liability, (iii) increase Landlord's obligations under the Lease, as amended, (iv) decrease Landlord's rights under the Lease, as amended, or (v) result in any adverse effect to the operation of the Real Property or to the use and occupancy thereof by Landlord or any tenant or occupant thereof. If and to the extent Landlord establishes any Landlord's Green Leasing Endeavors, Landlord shall have the right, in its sole discretion, to modify, amend, supplement and/or discontinue the same.
5.2Sustainability Contact Information. In order to facilitate the parties respective Green Leasing Endeavors, Landlord and Tenant shall each hereby designate the individual or department (each, a "Green Leasing Contact") below to discuss issues related to such party's respective Green Leasing Endeavors. Landlord and Tenant may designate a new Green Leasing Contact from time to time by notice given to the other in accordance with the provisions of Article 22 of the Original Lease.
(a)Tenant Green Leasing Contact: Richard Llanes
Email:Richard.llanes@chromadex.com
Phone:
(b)Landlord Green Leasing Contact: Global Head of Sustainability
Email: GlobalSustainability@tishmanspeyer.com Phone:
5.3Energy Star Score. Landlord shall provide Tenant with the Building's then applicable ENERGY STAR score annually. To the extent Tenant obtains any utilities independently of the Building, Tenant shall give Landlord access to Tenant's data on utility use for inclusion in Landlord's annual reports, ENERGY STAR annual rating and similar purposes. The provisions of this Section 5.3 shall apply for only so long as ENERGY STAR scores are routinely tracked by owners of Comparable Buildings.
5.4On-site Renewables. If Landlord shall, at any time during the Term, offer on-site renewable sources of energy ("On-Site Energy") (with Landlord having no obligation to so offer On-Site Energy), then, at Landlord's sole election, Tenant shall be required to purchase energy (or Landlord designated amounts of energy) from such On-Site Energy source(s) through Landlord's then standard form of agreement. If Landlord so offers On-Site Energy, Landlord shall install, own and maintain all equipment relating to such On-Site Energy.

5.5Annual Tenant Energy Disclosure.
(a)To the extent in Tenant's possession and/or control, Tenant shall be required to submit on a monthly basis to Landlord energy and water consumption data, including total usage and total charges as they appear on Tenant's electric, gas, water, and other utility bills, in a format deemed reasonably acceptable by Landlord.
(b)As part of Landlord's Green Leasing Endeavors, Landlord may participate in energy efficiency and/or energy benchmarking programs, including, without limitation, the ENERGY STAR Portfolio Manager® program with the United States Environmental Protection Agency. In connection with any such programs, Tenant shall provide to Landlord all information required under such programs which are in Tenant's possession and/or control within 10 days following Landlord's request, which, if applicable, may include electricity data for the Premises from the utility company. Landlord shall have the right to make a single request which shall apply to ongoing reporting requirements (i.e., Landlord may make a single request for monthly reports on electric consummation and, following such request, monthly reports shall be made by Tenant without Landlord being required to request the same on a monthly basis).

5.6Minimum Energy Efficiency. Any and all Alterations will be performed in accordance with Landlord's then sustainability practices applicable to Alterations performed in the Real Property, including, without limitation, any requirements for Alterations to meet or exceed the Environmental Protection Agency's ENERGY STAR Tenant Space criteria.

5.7Tenant Energy Efficiency Engagement and Training Plan. As part of Landlord's Green Leasing Endeavors, Landlord may (a) offer or provide newsletters, website access, emails or updates with respect to energy efficiency goals and initiates, (b) offer or provide Tenant with energy saving tips and/or (c) host events to raise awareness around energy efficiency best practices. To the extent Landlord so offers or provides the foregoing, Tenant shall use commercially reasonable efforts to review, utilize and/or attend, as applicable, the same and incorporate any information, suggestions and/or practices described therein or thereat into Tenant's operations and/or practices at the Premises.
6.Miscellaneous. Whenever possible, each provision or portion of any provision of this Sixth Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Sixth Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction and this Sixth Amendment, and such invalid, illegal or unenforceable provision or portion of any provision will be reformed, construed and enforced in such jurisdiction in a manner so as to produce as nearly as possible the rights and obligations previously intended by Landlord and Tenant and Landlord and Tenant shall use commercially reasonable efforts to substitute valid provisions that will produce as nearly as possible the rights and obligations previously intended by Landlord and Tenant without renegotiation of any material terms and conditions stipulated herein. This Sixth Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the matters set forth herein or therein, and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings.

7.Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Sixth Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Sixth Amendment and that each person signing on behalf of Tenant is authorized to do so.
8.Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and terms and provisions of this Sixth Amendment, the terms and provisions of this Sixth Amendment shall prevail. Except as specifically set forth in this Sixth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
9.Counterparts; Signatures. This Sixth Amendment and any other Lease Documents may be executed in two (2) or more counterparts. Each counterpart of this Sixth Amendment (or of any of the other Lease Documents, as the case may be) shall be deemed to be an original thereof, and all such counterparts, when taken together, shall constitute one and the same instrument. The parties hereto consent and agree that this Sixth Amendment (and any other Lease Documents) may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Sixth Amendment (or any of the other Lease Documents) using electronic signature technology, by clicking "SIGN", such party is signing this Sixth Amendment (or such other of the Lease Documents) electronically, and (ii) the electronic signatures appearing on this Sixth Amendment (or such other of the Lease Documents) shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
[signatures appear on following page]

IN WITNESS WHEREOF, the parties have entered into this Sixth Amendment as of the date first set forth above.

LANDLORD:
10900 WILSHIRE, L.L.C. a Delaware limited liability company

By:	/s/ Paul Galiano
Name:	Paul A. Galiano
Title:	Senior Managing Director

"TENANT":
CHROMADEX, INC., a California corporation

By:	/s/ Brianna Gerber
Name:	Brianna Gerber
Title:	Chief Financial Officer